Exhibit 3.1

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

TEXAS PETROCHEMICALS INC.

Texas Petrochemicals Inc., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

(1) The name of the Corporation is “Texas Petrochemicals Inc.”, and the original certificate of incorporation was filed with the Secretary of State of the State of Delaware on March 15, 2004.

(2) This Amended and Restated Certificate of Incorporation of the Corporation (the “Certificate”) was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”).

(3) This Certificate restates, integrates and further amends the provisions of the original certificate of incorporation of the Corporation.

(4) The text of the original certificate of incorporation is hereby restated and amended to read in its entirety as follows:

ARTICLE I

The name of the Corporation is Texas Petrochemicals Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The name of the Corporation’s registered agent at such address is The Corporation Trust Company.

ARTICLE III

The nature of the business to be conducted, and the purposes to be promoted, by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

ARTICLE IV

The aggregate number of shares of all classes of stock that the Corporation shall have authority to issue is 25,000,000 shares of common stock, par value of $0.01 per share (the “Common Stock”).

ARTICLE V

In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized and empowered to adopt, alter, amend or repeal the bylaws of the Corporation (the “By-Laws”), subject to the power of the stockholders of the Corporation to adopt, alter, amend or repeal any By-Laws made by the Board.

ARTICLE VI

(a) Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board subject to the limitations set forth in the DGCL, this Certificate of Incorporation or the By-Laws.

(b) Number, Qualifications, Election and Term.

(i) For one year following the effective date of the plan of reorganization adopted in connection with the cases filed by Texas Petrochemicals LP and certain other debtors on July 20, 2003 pursuant to chapter 11 of the United States Bankruptcy Code, 11 U.S.C. §1101 et. seq. in the United States Bankruptcy Court for the Southern District of Texas jointly administered under case number 03-40258-H3-11 (the “Plan”), the number of directors on the Board shall be five. Thereafter, the number of directors shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Whole Board. For purposes of this Certificate of Incorporation, the term “Whole Board” shall mean the total number of directors the Corporation would have if there were no vacancies. No decrease in the number of directors shall shorten any incumbent director’s term of office. For purposes of this Certificate of Incorporation, the term “Initial Term” shall mean the term of at least one year following the effective date of the Plan and until a successor director is duly elected and qualified following the first annual meeting of stockholders of the Corporation.

(ii) Upon the consummation of the Closing (as defined in the Plan) and until the expiration of the Initial Term, the following persons shall serve as directors unless replaced in accordance with the procedures set forth in this Article VI(b)(ii). Until the first to occur of (A) the end of the Initial Term and (B) Castlerigg Master Investments, Ltd. (“Castlerigg”) failing to individually own at least 5% of the issued and outstanding Common Stock, Castlerigg shall have the right to designate in writing a nominee for election to the Board such that during such period one of the directors comprising the Board shall be a person who was designated as a nominee by Castlerigg (each director nominated by Castlerigg, a “Castlerigg Designee”). The initial Castlerigg Designee is Arif Gangat. Until the first to occur of (A) the end of the Initial Term and (B) RCG Carpathia Master Fund Ltd. (“RCG”) failing to individually own at least 5% of the issued and outstanding Common Stock, RCG shall have the right to designate in writing a nominee for election to the Board such that during such period one of the directors comprising the Board shall be a person who was designated as a nominee by RCG (each director nominated by RCG, a “RCG Designee”). The initial RCG Designee is Frederick Pevow. During the Initial Term, the holders of a majority of the outstanding shares of Common Stock, excluding for these purposes all shares of Common Stock held by

Castlerigg and RCG except such shares received by either Castlerigg or RCG solely as a result of being an unsecured creditor of Texas Petrochemicals LP (the “Unsecured Creditor Stockholders”) shall have the right to designate in writing two nominees for election to the Board such that during the Initial Term two of the directors comprising the Board shall be persons who were designated as nominees by the Unsecured Creditor Stockholders (each director nominated by the Unsecured Creditor Stockholders, a “Unsecured Creditor Designee”). The initial Unsecured Creditor Designees are Kevin Flannery and Mark Demetree. During the Initial Term, the management of the Corporation shall have the right to designate in writing one nominee for election to the Board such that during the Initial Term one of the directors comprising the Board shall be a person who was designated as a nominee by the management of the Corporation (each director nominated by the management of the Corporation, a “Management Designee”). The initial Management Designee is Carl S. Stutts.

Any vacancy as a result of the death, resignation, retirement, disqualification, removal or other cause of any Castlerigg Designee during the Initial Term shall be filled by a replacement director selected in writing by Castlerigg. Any vacancy as a result of the death, resignation, retirement, disqualification, removal or other cause of any RCG Designee during the Initial Term shall be filled by a replacement director selected in writing by RCG. Any vacancy as a result of the death, resignation, retirement, disqualification, removal or other cause of any Unsecured Creditor Designee during the Initial Term shall be filled by a replacement director selected in writing by the Unsecured Creditor Stockholders. Any vacancy as a result of the death, resignation, retirement, disqualification, removal or other cause of any Management Designee during the Initial Term shall be filled by a replacement director selected in writing by the management of the Corporation. Any replacement director so selected shall hold office for the remainder of the Initial Term of the director that he replaced, subject, however, to such replacement director’s earlier death, resignation, retirement, disqualification or removal.

Notwithstanding the foregoing, in the event that (xx) Castlerigg fails to individually own at least 5% of the issued and outstanding Common Stock, then the Castlerigg Designee shall immediately resign from the Board or be removed by the stockholders of the Corporation as permitted by the By-Laws and the DGCL, and any vacancy on the Board due to such resignation or removal shall be filled by a majority vote of the directors then in office or (yy) RCG fails to individually own at least 5% of the issued and outstanding Common Stock, then the RCG Designee shall immediately resign from the Board or be removed by the stockholders of the Corporation as permitted by the By-Laws and the DGCL, and any vacancy on the Board due to such resignation or removal shall be filled by a majority vote of the directors then in office.

(iii) A director shall hold office until the annual meeting for the year in which his or her term expires and until his successor has been duly elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(iv) The election of directors need not be by written ballot.

(c) Vacancies. Subject to Article VI(b)(ii) hereof, any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause of any director shall be filled by a majority vote of the directors then in office. Any director so chosen shall hold office for the remainder of the full term of the director being replaced and until his or her successor has been duly elected and qualified, subject, however, to such replacement director’s earlier death, resignation, retirement, disqualification or removal.

(d) Newly Created Directorships. Newly created directorships resulting from any increase in the number of directors shall be filled by a majority vote of the directors then in office. Each new director shall hold office until the next annual meeting of stockholders and until his successor is duly elected and qualified, subject, however, to such new director’s earlier death, resignation, retirement, disqualification or removal.

ARTICLE VII

The Corporation hereby elects not to be governed by Section 203 of the DGCL as in effect on the date hereof and as such Section 203 or any successor provision pertaining to business combinations with interested stockholders may be amended from time to time.

ARTICLE VIII

(a) Limitation of Personal Liability. With respect to acts or omissions occurring from and after the date hereof, no person who is or was a director of the Corporation shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or hereafter may be amended. If the DGCL is hereafter amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Corporation or its stockholders shall be limited or eliminated to the fullest extent permitted by the DGCL, as so amended. Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to further limit or eliminate the liability of directors) and shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or amendment or adoption of such inconsistent provision with respect to acts or omissions occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(b) Indemnification.

(i) Each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “proceeding”) by reason of the fact that from and after the date hereof (A) he or she is or was a director or officer of the Corporation; or (B) while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan (each person in (A) and (B) hereinafter a “Covered Person”), whether the basis of such proceeding is an alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, shall be indemnified and held harmless by the Corporation to the fullest extent authorized or permitted by applicable law, as the same exists or may hereafter be amended, against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. The right to indemnification conferred by this Article VIII shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition. The Corporation may, by action of its Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors and officers.

(ii) The rights conferred on any Covered Person by this Article VIII shall not be exclusive of any other rights which any Covered Person may have or hereafter acquire under law, this Certificate of Incorporation, the By-Laws, an agreement, vote of stockholders or disinterested directors, or otherwise.

(iii) Any repeal or amendment of this Article VIII by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Certificate of Incorporation inconsistent with this Article VIII, will, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and will not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(iv) This Article VIII shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than Covered Persons.

ARTICLE IX

In accordance with the requirements of 11 U.S.C. §1123(a)(6), the Corporation shall not issue any nonvoting equity securities in violation of such provision and shall at all times provide, with respect to all classes or series of securities possessing voting powers, an appropriate distribution of such power among the classes, including, in the case of any class of equity securities having a preference over another class of equity securities with respect to dividends, adequate provisions for the election of directors representing such preferred class in the event of default in the payment of such dividends.

ARTICLE X

The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the laws of the State of Delaware at the time in force that may be added or inserted, in the manner now or hereafter prescribed by this Certificate of Incorporation, the By-Laws or the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon stockholders, directors or any other persons by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the right reserved in this Article X; provided, however, until Castlerigg and RCG, collectively, fail to own at least 10% of the issued and outstanding Common Stock, the Corporation may not amend, alter, change or repeal any provision contained in Article IV,
Article VI(b)(i) or Article VII unless it has obtained the prior written consent of Castlerigg and RCG.

IN WITNESS WHEREOF, the Corporation has executed this Certificate, to be duly executed in its name and on its behalf by its Vice President, on this 3rd day of May, 2004.

Texas Petrochemicals Inc.

By:	/s/ E. Joseph Grady
Name:	E. Joseph Grady
By:	Senior Vice President